FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                                                     MEDIA CONTACT:
Kelly Beavers, Vice President                                                Bill Marino, Managing Partner
Exabyte Corporation                                                             Trippe-Marino, Inc. (PR)
303-417-7225                                                                      303-988-5133
kjb@exabyte.com                                                                 bmarino@trippemarino.com

EXABYTE ANNOUNCES LOWER REVENUE AND 3RD QUARTER LOSS

BOULDER, Colo. – October 28, 2004 – Exabyte Corporation (OTCBB: EXBT), the leading innovator in tape backup, restore and archival systems, today announced revenue of $23.6 million and a net loss of $3.9 million for the third quarter ended September 30, 2004. Revenue and net loss for the third quarter of 2003 were $23.0 million and $13.5 million, respectively, and revenue and net loss for the second quarter of 2004 totaled $26.6 million and $456,000. Revenue from OEM customers continued to increase in the third quarter and totaled 26.6% of total revenue, compared to 22.2% in the second quarter of 2004. In addition, unit shipments of VXA drives to OEM customers increased 52% in the third quarter of 2004, versus the second quarter, and 69% versus the first quarter of 2004. Revenue from VXA-related products, including drives, automation, and media, represented 59% of total net revenue for the third quarter, which is consistent with the second quarter of 2004. The decrease in revenue for the third quarter of 2004, as compared to the second quarter, is primarily attributable to a 14.9% decrease in revenue from domestic and international channel distribution customers for hardware and media products. In addition, revenue from Legacy hardware and media products continued to decrease in the third quarter. Total revenue from Legacy products in 2004 will be substantially below levels expected at the beginning of the year.

“Despite the decrease in revenue for the third quarter, our confidence in the ultimate market opportunity for our VXA and LTO products continues to grow,” noted Tom Ward, President and CEO of Exabyte. “Collaboration with our OEM customers continues to generate very strong growth in VXA-2 drive sales, which we believe is a significant indicator of market acceptance and future growth. In addition, we continue to focus our efforts on generating increased awareness and demand for our VXA products in the worldwide distribution channel.”

Net loss for the third quarter of 2004 of $3.9 million was negatively impacted by lower gross margins, which totaled 21.1% as compared to 28.0% in the second quarter. The decrease in margins is primarily due to the composition of revenue during the quarter, which included increased sales to OEM customers at lower gross margins and decreased automation and media revenue which is generally at higher margins. In addition, the Company recorded $550,000 of additional inventory reserves for products that were discontinued in the third quarter of 2004, or will be discontinued in 2005. Net loss in the second quarter of 2004 included a $1.1 million gain on foreign currency translation, and the net loss in the third quarter of 2003 included several non-cash and special charges that increased the loss for the quarter.

Although loss from operations increased from $1.1 million in the second quarter of 2004 to $3.5 million in the third quarter, operating expenses decreased slightly in the third quarter of 2004, as compared to the prior quarter.

“In order to achieve our goal of profitability in 2005, management has undertaken actions to significantly decrease our operating expenses, including headcount reductions, beginning in the fourth quarter of 2004", said Carroll Wallace, CFO of Exabyte. “Many of these actions are already in place, with the objective of decreasing the level of revenue necessary to achieve break-even operating results in 2005. However, we remain committed to allocating both the financial and personnel resources necessary to meet our new product development timelines and expand market awareness of the VXA technology in order to capture an increased share of the tape storage market.”

As of September 30, 2004, the Company had working capital of $6.7 million, compared to $9.4 million at June 30, 2004, and had no borrowings on its bank line of credit. In October 2004, the Company reached an agreement in principle regarding the revision of the repayment terms of a note payable to a major supplier, whereby approximately $4.5 million of payments originally due in 2005 will be deferred to 2006 and 2007.

“We believe the renegotiation and resulting extension of amounts due under a note payable to one of our most significant business partners demonstrates confidence in the Company, its products and its technology,” added Ward. “The additional short-term liquidity will also be a key factor as the Company transitions to profitability and introduces new products to the market.”

The Company will hold a conference call Thursday morning, October 28, at 9:00 a.m. MDT to discuss these third quarter financial results. Interested parties can join the call by dialing 800-320-2978 in the U.S. or 617-614-4923 internationally and entering the participant code 94446181. The call also will be webcast from the Company web site; for more information, please visit http://www.exabyte.com/company/investors/media.cfm. In addition, the call will be recorded and made available for replay on the Company’s web site after 5:00 p.m. (MDT) on October 28.

About Exabyte Corporation

Exabyte Corporation (OTCBB: EXBT), now entering its 20th year, is a recognized pioneer and leading innovator in tape storage. Its heritage comprises an impressive list of industry “firsts,” including the first manufacturer of tape drives to break the 1, 2, and 5 GB capacity barriers, the first to introduce 8mm tape drives and libraries, the first to offer native Fibre Channel and FireWire drives and libraries, and the first and only manufacturer to offer VXA Packet Technology, which enables its VXA Packet drives, autoloaders and tapes to read and write data in packets like the Internet, enabling far superior restore integrity, exceptional transfer speeds and scalable tape capacities. With award-winning VXA Packet Technology, patented ExaBotics™ and its innovative engineering approach, Exabyte delivers new VXA™ and LTO™ (Ultrium™) products that consistently raise the bar for industry standards in engineering, quality and data reliability. The company’s product suite is ideally suited for SMB and departmental servers, workstations, LANs, and SANs, providing dramatically higher capacity, speed and reliability at competitive prices. Exabyte has a worldwide network of OEMs, distributors and resellers that share the company’s commitment to innovation and customer service, including IBM, HP, Fujitsu Siemens, Apple, Imation, Bull, Toshiba, Logitec, Kontron, Tech Data, Ingram Micro, CDW and Arrow Electronics. For additional information, call 1-800-EXABYTE or visit www.exabyte.com. For investor relations inquiries, contact Kelly Beavers at investor@exabyte.com.

_________________

The foregoing contains forward-looking statements related to the company’s products and business prospects. Such statements are subject to one or more risks, including product sales, customer dependence and others. The actual results that the company achieves may differ materially from such forward-looking statements due to risks and uncertainties related to customer dependence, competition, product development, market demand, management of business and product transitions and other such risks as noted in the Company’s Form10-K and Forms 10-Q.

Exabyte, VXA and VXA-2 are registered trademarks, and PacketLoader and ExaBotics are trademarks of Exabyte Corp. All other trademarks are the property of their respective owners.

EXABYTE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

The following table sets forth the Company's operating results in dollars and as a percentage of revenue for each period presented.

	Three Months Ended					
	September 27, 2003		June 30, 2004		September 30, 2004	
	$	%	$	%	$	%
Net revenue	$ 22,955	100.0	$ 26,620	100.0	$ 23,566	100.0
Cost of goods sold	14,986	65.3	19,173	72.0	18,604	78.9
Gross profit	7,969	34.7	7,447	28.0	4,962	21.1
Operating expenses:						
Selling, general and administrative	5,540	24.1	6,064	22.8	6,236	26.5
Research and development	1,979	8.6	2,513	9.4	2,240	9.5
Lease terminations and related costs	4,707	20.5	-	-	-	-
Total operating expenses	12,226	53.3	8,577	32.2	8,476	36.0
Loss from operations	(4,257)	(18.5)	(1,130)	(4.2)	(3,514)	(14.9)
Other income (expense):						
Interest expense:						
Stock-based	(7,025)	(30.6)	-	-	-	-
Other	(908)	(4.0)	(426)	(1.6)	(284)	(1.2)
Total interest expense	(7,933)	(34.6)	(426)	(1.6)	(284)	(1.2)
Gain (loss) on foreign currency translation	(1,228)	(5.3)	1,091	4.1	72	0.3
Other, net	(44)	(0.2)	9	-	(155)	(0.7)
Total other income (expense)	(9,205)	(40.1)	674	2.5	(367)	(1.6)
Net loss	$ (13,462)	(58.6)	$ (456)	(1.7)	$ (3,881)	(16.5)
Deemed dividend related to exchange of preferred stock	-	-	(4,225)	(15.9)	-	-
Net loss available to common shareholders	$ (13,462)	(58.6)	$ (4,681)	(17.6)	$ (3,881)	(16.5)
Basic and diluted loss per share	$ (0.18)		$ (0.04)		$ (0.04)	
Weighted average common shares used in the calculation of basic and diluted loss per share	75,311		105,926		107,345	

RECLASSIFICATIONS

Certain reclassifications have been made to prior periods' balances to conform with current period presentations.